Exhibit 10.3

EXECUTION VERSION

FORM OF WARRANT TRANSFER AND OPTION AGREEMENT

THIS WARRANT TRANSFER AND OPTION AGREEMENT (this “Agreement”), dated as of February 21, 2024, is entered into by and among AltEnergy Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”), and each of the undersigned members of Car Tech, LLC, an Alabama limited liability company (the “Company”) (each, a “Company Member,” and collectively, the “Company Members,” and together with the Sponsor and B. Riley, each a “Party,” and, collectively, the “Parties”).

WHEREAS, the Company, AltEnergy Acquisition Corp., a Delaware corporation (“Parent”), and Car Tech Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof (the “Merger Agreement,” and the merger contemplated thereby, the “Merger”);

WHEREAS, pursuant to (i) that certain Private Placement Warrant Subscription Agreement, dated as of October 28, 2021, by and between Parent and the Sponsor, Parent sold to the Sponsor on a private placement basis an aggregate of 11,600,000 private placement warrants of Parent, each such private placement warrant exercisable to purchase one share of Class A common stock, par value $0.0001 per share of Parent (“Private Placement Warrants”) and (ii) that certain Private Placement Warrant Subscription Agreement, dated as of October 28, 2021, by and between Parent and B. Riley, Parent sold to B. Riley on a private placement basis an aggregate of 400,000 Private Placement Warrants;

WHEREAS, the Sponsor and B. Riley will significantly benefit from the consummation of the transactions contemplated by the Merger Agreement, including the Merger; and

WHEREAS, to induce the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Parties executed and delivered this Agreement, pursuant to which (i) the Sponsor is agreeing to transfer to the Company Members 4,800,000 Private Placement Warrants (the “Transfer Warrants”) and (ii) the Sponsor and B. Riley are granting Shinyoung the option to purchase the remaining 7,200,000 Private Placement Warrants (the “Option Warrants”) for a purchase price of $4.00 per Private Warrant (the “Warrant Purchase Price”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2. Transfer of Warrants. On the Effective Date, contemporaneously with the Effective Time, (i) the Sponsor will transfer and assign all of the Sponsor’s title and interest to the Transfer Warrants to the Company Members, with each Company Member receiving its pro rata portion of the Transfer Warrants in in accordance with the number of Company Units held by the Company Members as of immediately prior to the Effective Time as set forth in an Allocation

Schedule delivered in writing by the Company to Parent no fewer than three (3) Business Days prior to the Closing, and (ii) the Company Members will accept all of the Sponsor’s title and interest to the Transfer Warrants. In connection therewith, the Sponsor shall deliver the Transfer Warrants and shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company Members may reasonably request in order to carry out the intent and accomplish the purposes of this Section 2 and the consummation of the transfer contemplated hereby.

3. Grant of Warrant Option.

(a) Warrant Option and Purchase Price. Subject to the terms and conditions of this Agreement, during the Option Period (as defined below) Shinyoung will have the right to require (i) the Sponsor to sell 100%, 75% or 50%, but not any other quantity, of the Private Placement Warrants held by the Sponsor and (ii) B. Riley to sell 100%, 75% or 50%, but not any other quantity, of the Private Placement Warrants held by B. Riley, pursuant to the terms and conditions set forth herein (the “Warrant Option”) at the Warrant Purchase Price; provided that Shinyoung must purchase such Option Warrants from the Sponsor and B. Riley on a pro rata basis in proportion to the Option Warrants held by the Sponsor and B. Riley, respectively.

(b) Option Period. Subject to the terms and conditions of this Agreement, the Warrant Option may be exercised at any time from the date of this Agreement until (i) the Warrant Option is exercised with respect to any portion of the Option Warrants in accordance with Section 3(a) or (ii) the earlier expiration of the Private Placement Warrants in accordance with their terms (the “Option Period”).

(c) Conditions to Exercise the Warrant Option. Shinyoung must exercise the Warrant Option with respect to 100%, 75% or 50% of the Option Warrants exercisable according to the terms of Section 3(a). The Warrant Option can only be exercised by Shinyoung only upon payment of the aggregate Warrant Purchase Price in immediately available funds to the Sponsor and B. Riley (the “Cash Consideration”) to the bank accounts designated by the Sponsor and B. Riley from time to time.

(d) Option Exercise Procedures. Shinyoung may exercise the Warrant Option by giving written notice to the Sponsor and B. Riley during the Option Period (the “Warrant Option Exercise Notice”) at least sixty-one (61) days’ prior to the closing of such exercise. Shinyoung’s election to exercise the Warrant Option is in Shinyoung’s sole and absolute discretion, and Shinyoung shall have no obligation to exercise the Warrant Option. The Warrant Option Exercise Notice may not be revoked or withdrawn by Shinyoung without the written consent of the Sponsor and B. Riley.

(e) Lock-Up. Following receipt of a Warrant Option Exercise Notice until the earlier of Shinyoung’s exercise of the Warrant Option or withdrawal of the Warrant Option Exercise Notice in accordance with Section 3(d), the Sponsor and B. Riley shall not sell, transfer or otherwise dispose of any of their Private Placement Warrants that are the subject of the Warrant Option Exercise Notice.

4. Purchase and Sale of Option Warrants.

(a) Purchase and Sale. Subject to the terms and conditions set forth herein, if Shinyoung properly exercises the Warrant Option, then at the Closing (as defined below), the Sponsor and B. Riley shall sell, assign, transfer and covey to Shinyoung, and Shinyoung shall accept and purchase from the Sponsor and B. Riley, the Option Warrants, free and clear of all encumbrances, for the Warrant Purchase Price.

(b) Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Option Warrants contemplated hereby shall take place at a closing (the “Closing”) to occur on a date agreed by the Parties and falling as promptly as practicable after the date on which the conditions set forth herein are satisfied (including expiration of the sixty-one (61) day notice period) (the day on which the Closing takes place being the “Closing Date”). At the Closing, (i) Shinyoung shall, in accordance with Section 3(b), transfer the Cash Consideration to the Sponsor and B. Riley and (ii) the Sponsor and B. Riley and shall deliver to Shinyoung the Option Warrants.

5. Right of First Refusal

(a) In the event that the Sponsor or B. Riley (each, a “Transferor” for the purposes of this Section 5) proposes to transfer any Option Warrants to any Person, Shinyoung shall have a right of first refusal on the terms described in this Section 5 (the “Right of First Refusal”) to purchase all, but not less than all, of the Option Warrants proposed to be transferred (the “Subject Warrants”). The Transferor shall give written notice (the “Transfer Notice”) to Shinyoung of the proposed transfer. The Transfer Notice shall describe in reasonable detail the material terms of the proposed transfer, including, without limitation, the number of Subject Warrants, the proposed transfer price and consideration to be paid, and the name and address of the proposed transferee.

(b) Shinyoung shall have ten (10) business days following the date of the delivery of the Transfer Notice (“Trigger Date”) to agree to purchase all, but not less than all, of the Subject Warrants at the price and upon the terms specified in the Transfer Notice by giving written notice to the Transferor of its intent to purchase the Subject Warrants. In the event that Shinyoung provides such notice, the closing of such purchase shall occur as promptly as practicable thereafter; provided, however, that Shinyoung may defer such closing to a date that is no more than thirty (30) days following Shinyoung’s delivery of written notice to the Transferor of its intent to purchase the Subject Warrants.

(c) Following receipt of the Transfer Notice as delivered in accordance with this Section 5, if Shinyoung fails to deliver notice of intent to purchase all, but not less than all, of the Subject Warrants in accordance with Section 5(b), the Transferor may, not later than ninety (90) days following the Trigger Date, conclude a transfer of any or all of the Subject Warrants at the same or a greater price per Option Warrant and on other terms and conditions not materially more favorable to the proposed transferee than those described in the Transfer Notice. Any proposed transfer at a lower price per Option Warrant or on other terms or conditions materially more favorable to the proposed transferee than those described in the Transfer Notice, as well as any subsequent proposed transfer of any of the Subject Warrants, shall again be subject to the Right of First Refusal and shall require compliance with the procedures described in this Section 5.

6. Representations and Warranties.

(a) Authority. Each Party represents to the other Parties that (a) such Party has the full legal right, power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly executed and delivered by, and constitutes the valid and binding agreement of, such Party, enforceable against such Party in accordance with its terms.

(b) No Conflicts. Each Party represents to the other Parties that the execution and delivery of this Agreement by such Party, and the consummation of the transactions contemplated hereby, will not (i) contravene or conflict with, or constitute a violation of any provision of such Party’s Governing Documents, (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Party, (iii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which such Party is a party, or (iv) require any filing with, or license, permit, consent or other approval from, any other third party or governmental body.

(c) Title.

1. The Sponsor represents to the other Parties that the Sponsor is the registered holder of 11,600,000 Private Placement Warrants.

2. B. Riley represents to the other Parties that B. Riley is the registered holder of 400,000 Private Placement Warrants.

(d) Brokers; Finders. Except as set forth in the Merger Agreement, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Parties in connection with this Agreement, and no Person is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or authorized on behalf of the Parties.

(e) Evaluation of and Ability to Bear Risks. Each Company Member recognizes that an investment in Parent Common Stock following the Merger involves certain risks and uncertainties, including, without limitation generally the risks and uncertainties disclosed in the Parent SEC Filings, and specifically the risk that the price at which the Parent Common Stock will trade at any time in the future following the Merger may be significantly lower than the price attributed to such Parent Common Stock in the Merger. Each Company Member has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of entering into this Agreement and the transactions contemplated hereby, and acknowledges that it is entering into this Agreement as an inducement based on the value of the Parent Common Stock following the Merger.

7. Acknowledgement of Differential Treatment. Acknowledgement of Differential Treatment. Each Company Member (other than Shinyoung) hereby acknowledges that the Warrant Option and Right of First Refusal are granted hereunder to Shinyoung alone and not to any other Company Member. Each Company Member (other than Shinyoung), for itself and each of its Affiliates, officers, directors, managers, employees, members, stockholders, agents, successors and assigns, hereby (i) consents to and approves such grants in all respects (ii) covenants that neither such Company Member nor any other such Person will pursue, cause, or knowingly permit the prosecution of any charge, claim or action of any kind, nature or character whatsoever, which such Company Member or such other Person may have against the Sponsor, B. Riley, Shinyoung or any of their Affiliates, officers, directors, employees, stockholders, agents, successors and assigns (collectively, the “Acknowledged Parties”), in each case on account of such differential treatment hereunder.

8. Lock-Up. Without limiting other transfer restrictions contained herein, in the Sponsor Lock-Up Agreement or otherwise, neither the Sponsor nor B. Riley shall sell, transfer or otherwise dispose of any of their Private Placement Warrants until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

9. Confidentiality. Each Party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated herein without the prior knowledge and written consent of the other Parties. The foregoing shall not prohibit any disclosure: (i) requested or required by law or regulatory authorities to be made by any of the Parties; and (ii) to lawyers, accountants, investment bankers, or other agents of the Parties assisting the Parties in connection with the transactions contemplated herein.

10. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby; provided, however, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Merger Agreement or any Ancillary Agreements.

11. Successors and Assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties; provided, however, that Shinyoung may transfer the Warrant Option and Right of First Refusal hereunder, in whole and not in part, upon prior written notice to the Sponsor and B. Riley; provided further, however, that no such transfer shall occur to a competitor of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Company Members, their successors, heirs, and assigns, and permitted transferees; provided that any such permitted transferees (including any transferee of the Warrant Option and Right of First Refusal as permitted above) execute a joinder to this Agreement in the form reasonably acceptable to the Sponsor and B. Riley.

12. Third-Party Beneficiaries. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the Parties any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof and all covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their successors, heirs, personal representatives and assigns and permitted transferees; provided, however, that the Acknowledged Parties shall constitute third-party beneficiaries solely for the purposes of Section 7.

13. Counterparts; Electronic Signatures. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

14. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) upon receipt thereof, to the other Parties as follows:

If to Sponsor, to:	With a copy (which will not constitute notice) to:

AltEnergy Acquisition Sponsor, LLC	Morrison Cohen LLP
600 Lexington Avenue, 9th Floor	909 Third Avenue, 27th Floor
New York, NY 10022	New York, NY 10022
Attn: Russell Stidolph	Attn: Jack Levy (email: jlevy@morrisoncohen.com)
(email: rstidolph@altenergyllc.com)	Walter Rahmey (email: wrahmey@morrisoncohen.com)

If to B. Riley:

30870 Russell Ranch Road, Suite 250
Westlake Village, CA 91362
(email: dshribman@brileyfin.com)

If to a Company Member, to:	With a copy (which shall not constitute notice) to:

As set forth on the signature	Dorsey & Whitney LLP
pages hereto	1400 Wewatta St #400
Denver, CO 80202
Attn: Anthony Epps (email: epps.anthony@dorsey.com)
Dan Miller (email: miller.dan@dorsey.com)

15. Termination. This Agreement shall automatically terminate and have no further force and effect upon expiration of the Option Period, except the provisions of Sections 7 through 15 shall survive such termination and remain in full force and effect.

16. Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

17. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of Shinyoung, the Sponsor and B. Riley; provided, however, that (a) any change, amendment or waiver sought prior to the Effective Time shall require the written consent of the Company; and (b) no change or amendment that would impact any one Party in a manner materially and adversely different from the other Parties shall require the written consent of such Party. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

18. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19. Governing Law. This Agreement, the rights of the Parties, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The provisions of Section 11.6 (Governing Law) and Section 11.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement are expressly incorporated herein and shall apply to this Agreement mutatis mutandis, with references to the Merger Agreement in such provisions deemed to reference this Agreement and references to the “Parties” in such provisions deemed to reference the Parties.

[no further text on this page]

IN WITNESS WHEREOF, each of the Parties has caused this Warrant Transfer and Option Agreement to be duly executed as of the date first above written.

SPONSOR:

AltEnergy Acquisition Sponsor, LLC

By:	/s/ Russell Stidolph
Name:	Russell Stidolph
Title:	Manager

B. RILEY:

B. Riley Principal Investments, LLC

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Investment Officer

[Signature Page to Warrant Transfer and Option Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Warrant Transfer and Option Agreement to be duly executed as of the date first above written.

MEMBER:

Name of Company Member:

By:

Name:

Title:

Number and Type of Securities:

Company Units:

Address:

Telephone:

Email:

[Signature Page to Warrant Transfer and Option Agreement]